Exhibit 14.1

GLOBAL CODE OF ETHICS AND BUSINESS CONDUCT

exela

TECHNOLOGIES

To All Employees:

Exela Technologies is committed to the highest ethical principles and standards.

Our values — DEDICATION, INNOVATION, TRUST and INTEGRITY — are the foundation for our Global Code of Ethics and Business Conduct. It reflects our collective commitment to uphold these values in all that we do, and demonstrates their virtue in action.

This Code is our pledge to maintain ethical business practices and regulatory compliance. This Code and its underlying principles must guide our actions. It is broadly stated — it is not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, this Code is here to help you make sound, informed business decisions and to act on them with integrity.

We trust you to act with integrity. If you are ever unsure of what is the right thing to do, never hesitate to ask your manager, the human resources department or the legal department, for guidance.

You are also empowered and encouraged to speak up if you see any behaviors that appear to breach this Code. Retaliation for bringing matters to our attention will not be tolerated. Your concerns will be investigated promptly and acted on appropriately.

All Exela employees are responsible for understanding and complying with this Code.

Ultimately, our most valuable asset is our reputation. Complying with the principles and standards contained in this Code is the starting point for protecting and enhancing that reputation.

Thank you for your commitment!

/s/ Ronald Cogburn
Ronald Cogburn
Chief Executive Officer

Table of Contents

WHAT IS THIS ALL ABOUT?	1

a) Manager Responsibility	1

b) Raising and Reporting Concerns	2

c) Investigations	2

d) Non-Retaliation Policy	3

IT IS ABOUT OUR EMPLOYEES	3

a) Diversity and Inclusion	3

b) A Healthy, Safe and Productive Work Environment	3

IT IS ABOUT OUR CUSTOMERS	3

a) Avoiding Conflicts of Interest	3

b) Loans	4

c) Gifts and Entertainment Restrictions	4

d) Accepting Gifts and Entertainment	5

e) Giving Gifts and Entertaining	5

f) Political Activity	6

g) Anti-Corruption	6

h) Government Customers	6

IT IS ABOUT THE MARKETPLACE	7

a) Fair Dealing	7

b) Competition and Antitrust Laws	7

c) Import-Export Laws and Anti-Boycott Laws	8

IT IS ABOUT SECURITY	8

a) Protect Exela Assets	8

b) Protection of Proprietary and Confidential Company Information	8

c) Social Media	9

d) Responding to Inquiries from the Press and Others	9

e) Corporate Opportunities	9

f) Recording and Reporting Information and Records Retention	9

g) Disclosure	11

h) Insider Trading Policy	11

i) Confidentiality of Individually Identifiable Personal Information	11

IT IS ABOUT HEALTH, SAFETY AND THE ENVIRONMENT	12

j) Guiding Principles	12

k) Environmental, Health & Safety Program	13

INTERPRETATIONS, AMENDMENTS AND WAIVERS	13

PUTTING OUR CODE TO WORK	14

Note:

This Code and related policies are current as of November 6, 2017. You should note that in some respects our policies may exceed minimum legal requirements or industry practice, and that nothing contained in this Code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

All references to “Exela,” “us,” “our” or the “Company” in this code are meant to include Exela Technologies, Inc. and its subsidiaries and affiliates.

Please note that this is not an employment contract and does not modify the employment relationship between Exela and you.

Exela reserves the right to amend, alter and terminate policies at any time and for any reason at its sole discretion. It is your responsibility to be fully aware of the standards set forth in this code and to follow them.

To obtain additional copies of this code, you may contact the Legal Department or access it from the web at http://investors.exelatech.com/corporate-governance/governance-highlights.

WHAT IS THIS ALL ABOUT?

Exela promotes the highest standards of integrity by conducting its affairs honestly and ethically. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with Exela’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact while performing his or her job.

This Global Code of Ethics and Business Conduct applies to all directors, officers and employees of Exela. Adherence to this Code and to our other policies is essential.

This Code provides general guidance for addressing business conduct, legal and ethical questions. Employees are expected to comply with all applicable laws and regulations, Exela policies, directives and guidelines, several of which are referenced in this Code. A violation can result in disciplinary action, up to and including termination of your employment, to the maximum extent permitted by law.

The heart of our philosophy is, “when in doubt, ask.” If you do not understand a provision of this Code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you should follow the compliance procedures contained in this Code.

After reading this Code, you should:

•                  Have an understanding of Exela’s requirements regarding ethical practices and conduct

•                  Be able to recognize situations that present legal or ethical dilemmas

•                  Be able to deal effectively with questionable situations in conformity with this Code or refer the matter to someone who can

Acting with integrity and according to our values is often a question of good judgment, and questions like these will often help you eliminate any doubt about a decision or proposed action:

•                  Is it honest?

•                  Does it conform to the Code?

•                  Do I really feel comfortable with this decision?

•                  What if this appeared in the news?

•                  What if everyone were to behave like this?

a)  Manager Responsibility

Managers have important roles under this Code and are expected to demonstrate their personal commitment to this Code by fostering a workplace environment that promotes compliance and by ensuring that employees under their supervision participate in Exela’s compliance training programs.

b)  Raising and Reporting Concerns

You are responsible for understanding and complying with this Code. When in doubt, ask.

If you ever have a question or concern, are unsure about what the appropriate course of action is, or if you need to raise a potential violation of this Code, the following resources are available to you:

•                  Contact your immediate manager. He or she may have the information you need, or may be able to refer the matter to an appropriate source, as circumstances warrant;

•                  Contact the HR Department;

•                  Contact the Legal Department;

•                  Contact the Exela Security Department;

•                  Make a report to the Ethics Hotline, 24 hours a day, 7 days a week, including on an anonymous basis, as follows:

•                  1-800-258-0716 or www.novitexethicshotline.com

•                  1-877-265-5209 or www.SourceHOV.EthicsPoint.com

Actions prohibited by this Code involving directors or officers must be reported to the Ethics Hotline.

Nothing in this Code prohibits employees from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs.

c)  Investigations

Exela will promptly investigate all credible concerns raised through any channel. Every report of a violation is taken seriously and we will protect confidentiality to the extent practicable under the circumstances and consistent with enforcing this Code. We will also initiate appropriate corrective action as deemed necessary, which may include notifying appropriate authorities. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct. Violations involving accounting, internal accounting controls, or auditing matters shall be handled pursuant to Exela’s Whistleblowing Policy.

Upon receipt of a determination that there has been a violation of this Code, the Company will take such preventative or disciplinary action as it deems appropriate, including reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities, in accordance with applicable law.

d)   Non-Retaliation Policy

Exela forbids harassment and intimidation of or retaliation against any individuals who make good faith reports of known or suspected violations of this Code, any policy, procedure or guidelines, or any law or regulation.

IT IS ABOUT OUR EMPLOYEES

a)   Diversity and Inclusion

Exela is committed to fostering, cultivating and preserving a culture of diversity and inclusion. We embrace and encourage our employees’ differences in race, color, creed, religion, national origin, ancestry, citizenship status, age, disability, gender/sex, marital status, sexual orientation, gender identity, gender expression, veteran status, genetic information, and other characteristics that make our employees unique. Our diversity and inclusion initiatives are applicable to our practices and policies with respect to recruitment, hiring, placement, promotion, transfer, training, compensation, benefits, employee activities, and general treatment during employment.

b)   A Healthy, Safe and Productive Work Environment

Exela is committed to maintaining a healthy, safe and productive work environment. Our policies prohibit harassment based on race, color, creed, religion, national origin, ancestry, citizenship status, age, disability, gender/sex, marital status, sexual orientation, gender identity, gender expression, veteran status, genetic information, or any other characteristic protected by applicable federal, state or local laws. Sexual harassment is also explicitly prohibited.

Other prohibited conduct includes, but is not limited to:

•                                          Vandalism

•                                          Threats of violence or violent behavior

•                                          Jokes or offensive comments regarding violent events or actions

•                                          Use of weapons

•                                          Use, distribution, sale or possession of illegal drugs or any other controlled substances, except for approved medical purposes

For more information and applicable policies, refer to the Employee Handbook.

IT IS ABOUT OUR CUSTOMERS

a)   Avoiding Conflicts of Interest

All of us must be able to perform our duties and act in the best interest of Exela, our customer and our shareholders.

A conflict of interest occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of Exela. A conflict of interest can arise where an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for Exela objectively and effectively.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

•                         Doing business with family members;

•                         Having a financial interest in another company with whom we do business;

•                         Having a romantic or sexual relationship with a vendor, partner, customer, or an employee of any of them;

•                         Serving as a director of another business;

•                         Being a leader in some organizations; or

•                         Diverting a business opportunity from Exela to another company.

If you have questions about a potential conflict of interest or become aware of an actual or potential conflict you should discuss the matter with your manager, and seek a determination and prior authorization or approval from the Legal Department. A manager may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Legal Department with a written description of the activity and seeking the Legal Department’s written approval. If the manager is involved in the potential or actual conflict, the matter must be addressed directly with the Legal Department.

Directors and officers must also seek determinations and prior authorizations or approvals of potential conflicts of interest from the Audit Committee of the Board of Directors (the “Audit Committee”). The Legal Department will keep accurate records of all requests for and grants of waivers of conflicts of interest.

b)   Loans

Loans by Exela to, or guarantees by Exela of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees. Accordingly, loans by Exela to, or guarantees by Exela of obligations of, any director or officer or their family members are expressly prohibited.

c)   Gifts and Entertainment Restrictions

We are dedicated to treating fairly and impartially all persons and customers with whom we do business. You must avoid giving or receiving gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that Exela conducts business on an ethical basis and will not seek or grant special favors or considerations.

d)   Accepting Gifts and Entertainment

You should never solicit a gift or favor from those with whom we do business. You may not accept gifts of cash or cash equivalents such as checks, gift cards or gift certificates.

You may accept novelty or promotional items or modest gifts that are not cash or cash equivalents related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:

•                         the gift was legally received;

•                         this happens only occasionally;

•                         the gift was not solicited;

•                         of the gift would not embarrass Exela or the people involved; and

•                         the gift is of nominal value.

You may accept an occasional invitation to a sporting activity, entertainment or meal if:

•                         there is a valid business purpose involved;

•                         happens only occasionally; and

•                         the activity is of reasonable value and not lavish or excessive.

A representative of the giver’s company must be present at the event. If you are asked to attend an overnight event, you must obtain prior approval from our Legal Department.

e)   Giving Gifts and Entertaining

Gifts of nominal value and reasonable entertainment for customers, potential customers and other third parties with whom we do business are permitted.

However, any gift or entertainment must:

•                         be legally given;

•                         support Exela’s legitimate business interests;

•                         be reasonable and customary, not lavish or extravagant;

•                         not embarrass Exela or the recipient if publicly disclosed; and

•                         be permitted under applicable law and this Code

Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees. These are discussed in this Code under “Government Customers.”

If you are not sure whether a specific gift or entertainment is permissible, contact your immediate manager or our Legal Department.

f)   Political Activity

We will fully comply with all political contribution laws. Exela funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, foreign, state or local). Please contact our Legal Department to determine whether a specific company contribution is permitted.

It is against our policy for you to lobby our other employees on behalf of a political candidate during the workday. It is also against our policy to reimburse an employee for any political contributions or expenditures. Your decision to contribute your own time or money to any political or community activity are personal and voluntary.

g)   Anti-Corruption

Exela’s policy is to ensure that all Company activities comport fully with the highest standards of business integrity and all applicable anti-corruption laws of all countries where the Company conducts business, such as the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the Organisation for Economic Co-operation and Development’s Anti-Bribery Convention.

This Policy forbids directors, officers and employees to offer, promise, authorize or make a payment or other transfer, such as a gift, to anyone to try improperly to gain an advantage. Directors, officers and employees are also required to seek to ensure that others acting on Exela’s behalf do not engage in this type of corrupt activity. Action is improper if it is inconsistent with the legal or other duties of the actor. Forbidden payments include payments to anyone — including otherwise legitimate payments, such as compensation to third party agents — if there is any reason to believe that the recipient of the payment will use it for corrupt activity. This prohibition on bribes and corrupt activity applies regardless of whether the recipient of a payment or other transfer is a Public Official. However, it is particularly important for Exela employees to avoid improper payments and other improper transfers to Public Officials.

For more information, please review the Exela Anti-Corruption Policy.

h)   Government Customers

Conducting business with governments is not the same as conducting business with private parties. What may be considered an acceptable practice in the private business sector may be improper or even illegal when dealing with government officials. Improper or illegal payments or gifts to government officials are prohibited. In this Code, “government officials” include employees of any government anywhere in the world, even low-ranking employees or employees of government-controlled entities, as well as political parties and candidates for public office. If you deal with such persons or entities, you should consult with our Legal Department to be sure that you understand these laws before providing anything of value to a government official. You must have approval from our Legal Department before making any payment or gift to a government official.

If you are involved in transactions with foreign government officials, you must comply not only with the laws of the country with which you are involved but also with U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the Organization for Economic Co-operation and Development’s Anti-Bribery Convention.

For more information, please review the Exela Anti-Corruption Policy.

IT IS ABOUT THE MARKETPLACE

Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which Exela operates.

Although not all directors, officers and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

a)   Fair Dealing

Each director, officer and employee must deal fairly with Exela’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

If you come into possession of a competitor’s information that you know or suspect that is the competitor’s trade secrets or confidential information, you should not use or share that information. You should report such discovery to the Legal Department.

b)   Competition and Antitrust Laws

Competition and antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting formal and informal agreements and practices that restrain trade. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets.

It is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or confidential information. Therefore, if you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once.

Membership in trade associations is permissible only if approved in advance by our Legal Department.

Whenever any question arises as to application of antitrust laws, you should consult with our Legal Department, and any agreements with possible antitrust implications should be made only with the prior approval of our Legal Department.

c)   Import-Export Laws and Anti-Boycott Laws

Exela is committed to complying fully with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. entities. These laws contain limitations on the types of products that may be imported into the United States and the manner of importation. They also prohibit exports to, and most other transactions with, certain countries. Exela also requires compliance with U.S. law that prohibits participation in international boycotts that are not sanctioned by the U.S. government. This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all our related written policies on these laws and regulations. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance from the Legal Department.

IT IS ABOUT SECURITY

a)   Protect Exela Assets

We each have a responsibility to protect company assets and ensure their efficient use. You should use Exela assets only for legitimate business purposes and protect them from loss, theft, misuse and waste.

Company assets and funds may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed, if: it is occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of loss, theft, misuse or waste of our assets or have any questions about your proper use of them, you should speak immediately with your immediate manager, our Legal Department or file a report through our Ethics Hotline or website:

•                         1-800-258-0716 or http://www.novitexethicshotline.com/

•                         1-877-265-5209 or www.SourceHOV.EthicsPoint.com

b)   Protection of Proprietary and Confidential Company Information

During your employment, you may acquire certain information about Exela, our customers, suppliers or other third parties that is confidential and/or proprietary. You should assume that this information is confidential unless you have clear indication that Exela has publically released the information. Confidential information generally means information or material about Exela or its customers (including the information of third parties that is required by any of them to be held in confidence), regardless of how it is stored or disseminated, which is not generally known or available to the public, and which (a) is disclosed to or observed by the employee as a result of their employment with the Company; or (b) is suggested by or results from any task assigned to the employee by the Company or work performed by the employee for or on behalf of Exela or its customers. Examples of confidential information include, but are not limited to: trade secrets, customer lists, customer information, customer contacts, the identity of suppliers, pricing, margins, business plans, marketing plans, non-public financial data or reports, insider corporate information, business and customer strategy, techniques, technical know-how, formula, processes, designs, prototypes, models, software, solutions and research and development.

Confidential and/or proprietary information should be kept secure and access limited to those who have a need to know in order to do their jobs. Our business relations are built on trust, and our customers and suppliers count on that trust. If you learn information from them that is not otherwise public, you should keep that information confidential as well.

Directors, officers and employees must also comply with the Corporate Communications Policy.

c)   Social Media

We must all be sensitive to the impact of comments made over the internet through public forums such as social media sites, chat rooms and bulletin boards. In such forums, all rules regarding confidential and proprietary business information apply in full. In addition, any conduct which is impermissible under the law if expressed in any other form or forum is impermissible if expressed through social media.

This applies whether you are at work or away from the office. Exela owns all e-mail messages that are sent or received through Exela systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

d)   Responding to Inquiries from the Press and Others

Only certain designated employees may discuss Exela on Exela’s behalf with the news media. Directors, officers and employees must review and comply with the Corporate Communications Policy.

e)   Corporate Opportunities

All employees owe a duty to Exela to advance its interests when the opportunity arises. Employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no employee may compete with Exela.

f)   Recording and Reporting Information and Records Retention

All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately, completely and honestly.

i.                                         Maintaining Accurate Records

All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

As a public company, Exela must follow strict internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations.

Our internal and external auditing functions are designed to ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, internal auditing staff, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our Audit Committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.

If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, or an audit matter, you should confer with your immediate manager, or the Office of our Chief Financial Officer, or you may register your concern, including on an anonymous basis, by calling the Ethics Hotline or through its related website or consult the Legal Department.

ii.                                     Managing Records Properly

Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations.

From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties. The Legal Department will assist us in releasing appropriate information to third parties and provide you (or your manager) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding.

The law applies equally to all Exela records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact the Legal Department and you must retain all records that may pertain to the investigation or be responsive to the subpoena.

g)  Disclosure

Exela’s periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”), including all financial statements and other financial information, must comply with applicable U.S. federal securities laws and SEC and Nasdaq rules.

Each director, officer and employee must cooperate fully with Exela’s accounting and internal audit departments, as well as Exela’s independent public accountants and counsel.

Each director, officer and employee who is involved in Exela’s disclosure process must:

•                  be familiar with and comply with Exela’s disclosure controls and procedures, its internal control over financial reporting and the Corporate Communications Policy; and

•                  take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of Exela provide full, fair, accurate, timely and understandable disclosure.

h)  Insider Trading Policy

Trading on inside information is a violation of securities law. Employees in possession of material non-public information about Exela or companies with whom we do business must abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information. Material information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. To use non-public information for personal financial benefit or to “tip” others, including family members, who might make an investment decision based on this information is not only unethical but also illegal.

All Employees are required to read and familiarize themselves with the “Exela Insider Trading Policy.” Additional copies of the policy can also be obtained from Exela’s internal website or the Legal Department. If you should have further questions in this area, please consult the Legal Department.

For more information, please review the Exela Insider Trading Policy.

i)                Confidentiality of Individually Identifiable Personal Information

Any individually identifiable health or personal information including information regarding physical, mental or clinical conditions, prescriptions, treatment, or payment program, social security numbers, financial account numbers, state identification numbers, and certain other personal affairs or information of customers, their clients and Exela employees and their families that we are required to keep confidential (“Confidential Personal Information”) is strictly confidential and is to be accessed, used, processed, disclosed, modified, or deleted only as authorized and in the course of completing your assigned responsibilities for the Company. Any such activity shall be conducted in accordance with all applicable national, local laws, and state and Federal regulations, including the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996, if applicable, and the Company’s Information Privacy and Security Program.

All employees will be required to execute a confidentiality agreement, as a condition of employment.

All employees are responsible for protecting the privacy and security of Confidential Personal Information (in any form including oral, written or electronic) that is obtained, handled, learned, heard or viewed in the course of their work or association with the Company in accordance with its Information Privacy and Security Program. For example, discussions regarding Confidential Personal Information should not take place in the presence of persons who do not need to know or are not entitled to such information or in public places (such as elevators, lobbies, cafeterias, or off premises). Participation in and compliance with our Information Privacy and Security Program is a condition of employment and is a factor that will be considered in every employee’s performance evaluation. Failure to comply with the Information Privacy and Security Program may subject the employee to disciplinary action up to an including termination of employment or relationship with the Company.

All employees who become aware of a possible breach of the security or confidentiality of Confidential Personal Information are required to immediately notify Exela by contacting the Legal Department or by calling the Ethics Hotline. This notification can be done anonymously. No adverse action will be taken against an employee who makes such a report in good faith and is not involved in the practice at issue.

IT IS ABOUT HEALTH, SAFETY AND THE ENVIRONMENT

j)                Guiding Principles

Exela is dedicated to providing a workplace where health and safety risks are properly managed and environmentally sustainable practices are employed. We continually strive to develop environmentally responsible and safe methods for our business and solutions, and encourage our customers, vendors and peers to operate in a more sustainable manner.

We achieve this by providing high quality training, comprehensive workplace evaluations, emergency response strategies, hazardous materials management and by managing regulatory information.

Exela preferred suppliers share our commitment to sustainability and safety. We also encourage customers to implement eco-friendly and safe practices. Examples include:

•                  Reducing needless use of consumables

•                  Digitizing documents to eliminate the need for paper and storage

•                  Leveraging aftermarkets for consumables and equipment

•                  Using recycled materials

k)              Environmental, Health & Safety Program

Our comprehensive program supports our mission and includes:

•                  Injury and environmental incident reporting, investigation, root cause analysis and corrective action planning

•                  Employee safety huddle meetings and dedicated communications on environmental issues

•                  Job hazard analysis program development and maintenance

•                  Documented hazard inspections and corrective actions

•                  Employee education and accountability

•                  Integrating environmental requirements into the procurement process

A key part of our program is empowering our employees to exercise “Stop Work Authority” if they recognize or suspect a hazard that may reasonably be expected to result in an accident or adverse environmental impact during any task they perform or observe.

Exela does not tolerate any reprisals for exercising this authority in a responsible manner. Employees are also encouraged to examine practices and methods to ensure our operations are conducted in a sustainable manner.

Exela values the safe and effective performance of each employee, every day. Our goals are to have our employees go home without injury and to promote services that are environmentally sustainable on a daily basis.

INTERPRETATIONS, AMENDMENTS AND WAIVERS

The Board of Directors must approve any amendment of our Code. Each of the Board of Directors (in the case of a violation by a direct or executive officer) and the General Counsel Americas and Secretary (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any request for a waiver of this Code must be submitted in writing to the Exela Legal Department. Any amendment or waiver of our Code must be promptly reported to Exela’s Disclosure Committee and will be disclosed publicly, if and as required by law or stock exchange rules.

PUTTING OUR CODE TO WORK

Q: Oscar often works in the office after hours. Sometimes, when he’s alone in the office late at night, he reads personal emails that some may find obscene and forwards them to his friends. Oscar thinks that he’s not disturbing anyone and he doesn’t think he’s harming Exela, since he is doing this after normal business hours. Is he right?

A: No. It is never permissible to use Exela computers or network systems to view or forward inappropriate emails, even if you are alone in the office, at home or on a business trip. Also, Oscar should not expect any privacy when using the Internet or sending emails using Exela equipment and systems.

Q: A customer with whom I have been working closely recently presented me with a plaque and $200 gift card for outstanding service. Can I keep it?

A: You may not keep the cash, as it is against Exela policy to accept cash or cash equivalents such as gift certificates or gift cards.

Q: Laurie received an email from her friend Fred, who works for an Exela competitor. Fred’s email contains confidential information about his company’s marketing strategies that could be useful to Exela’s marketing planning process. She knows he did not mean to send the email, but figures that since she has the information she can use it. Is this permissible?

A: No. Laurie should not use confidential information of a competitor.

Q: My sister’s company is seeking to become a vendor to Exela. Does this create a conflict of interest?

A: If you have decision-making authority in the vendor selection process or with respect to your sister’s company, a conflict of interest exists. Even if you do not have such authority, this relationship may create the appearance of a conflict of interest. You should report the situation and remove yourself from the decision-making process if you are in any way involved.

Q: My manager implied that if I make a contribution to support his political candidate, I’d be next in line for a promotion. That’s not appropriate right?

A: Right. Employees, including managers while at work may not demand or solicit any political contributions or support.

Q: Sometimes I see other employees using illegal drugs during their work breaks. Should I report it?

A: Yes. You should report the matter to your manager or HR representative. The possession or use of illegal drugs on the Company’s or our customers’ premises is strictly forbidden.

Q: I reported a concern about improper timekeeping practices in our site to my manager, Stan. Since reporting my concern, Stan has stopped including me in certain meetings. Is this retaliation?

A: Significant changes in how you are treated after reporting a potential issue can be perceived as retaliation. If you feel you are being treated differently since reporting an allegation, raise your concern by notifying the HR Department, reporting your concern via the Ethics Hotline or contacting the Legal Department.